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                                                                      EXHIBIT 12

                       Huntington Bancshares Incorporated
                  Quarterly Ratios of Earnings to Fixed Charges
                            (Unaudited and Restated)

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                                                                2003                                2002
                                                      --------------------------  ------------------------------------------
(in thousands of dollars)                               SECOND         FIRST        FOURTH         THIRD        SECOND
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EARNINGS:

     Income before taxes                                $ 133,166     $ 122,360      $ 90,489     $ 116,067     $ 95,353
     Add: Fixed charges, excluding interest on deposits    41,390        41,411        44,690        41,131       39,942
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     Earnings available for fixed charges,
         excluding interest on deposits                   174,556       163,771       135,179       157,198      135,295
     Add: Interest on deposits                             76,383        79,710        88,404        94,647       93,759
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     Earnings available for fixed charges,
         including interest on deposits                 $ 250,939     $ 243,481     $ 223,583     $ 251,845    $ 229,054
============================================================================================================================


FIXED CHARGES:
     Interest expense, excluding
         interest on deposits                           $  38,501     $  38,545     $  41,757     $  38,265    $  37,063
     Interest factor in net rental expense                  2,889         2,866         2,933         2,866        2,879
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     Total fixed charges, excluding
         interest on deposits                              41,390        41,411        44,690        41,131       39,942
     Add: Interest on deposits                             76,383        79,710        88,404        94,647       93,759
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     Total fixed charges, including
         interest on deposits                           $ 117,773     $ 121,121     $ 133,094     $ 135,778    $ 133,701
============================================================================================================================


RATIO OF EARNINGS TO FIXED CHARGES
     Excluding  interest on deposits                         4.22 X        3.95 X        3.02 X        3.82 X       3.39 X
     Including interest on deposits                          2.13 X        2.01 X        1.68 X        1.85 X       1.71 X

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